UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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VENTAS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 17, 2012

SUPPLEMENTAL INFORMATION REGARDING EXECUTIVE COMPENSATION

As previously disclosed, on March 22, 2011, Debra A. Cafaro, the Chief Executive Officer of Ventas, Inc. (“Ventas,” “we” or “us”), received a special one-time equity incentive award of $8,000,000 in shares of our restricted stock, subject to vesting over a five-year period beginning on the first anniversary of the grant date.  We are providing the following supplemental information to clarify the purpose of this award.

After thorough review and analysis, the independent members of our Board of Directors approved the special equity incentive award to Ms. Cafaro to recognize her contributions to our superior long-term performance (23.4% compound annual total shareholder return for the ten years ended December 31, 2011) and to support her continued retention.  The independent members of our Board gave particular attention to the connection between Ms. Cafaro’s performance and her compensation and to the importance of her retention to the future of our company.  This award was reflected in an amendment to Ms. Cafaro’s employment agreement.

At the same time, the independent members of our Board approved other amendments to Ms. Cafaro’s employment agreement, which included the elimination of two provisions (change of control “modified single trigger” and change of control tax gross-up payments) to make the employment agreement more favorable to our company and our stockholders.  While coincident, no value was attributed by the independent members of our Board to the elimination of these two provisions, and the equity incentive award was not given in exchange, or as a quid pro quo, for the elimination of these two provisions.